Exhibit 99.2

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Announces Capital Allocation Plan

OMAHA, Neb., January 3, 2014—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced its capital allocation plan and prioritization for use of cash.

•	The Company’s cash balance at November 30, 2013 totaled $152 million.

•	$27 million outside the U.S. to support international operations

•	The targeted cash balance is $60 million to $75 million, including international accounts.

•	To support cyclical and seasonal fluctuations in working capital and projected capital expenditures (CAPEX)

•	The Company’s prioritization for cash use:

•	Investment in organic growth, including CAPEX, primarily for increasing capacity and cost reductions.

•	CAPEX expected to be $20 million to $25 million annually for the next 3 years

•	Annual increases in dividends to shareholders

•	Synergistic water related acquisitions that offer attractive returns to shareholders

•	Acquisitions are anticipated in attaining the Company’s stated annual revenue growth goals of 10%-15%

•	Expect acquisitions totaling $100 million to $150 million over the next 3 years, funded through cash and debt

•	The Company will invest excess cash in opportunistic share repurchases, taking into account cyclical and seasonal fluctuations

•	The Company expects to opportunistically invest approximately $100 million to $150 million in share repurchases over the next 24 months.

Rick Parod, president and chief executive officer, commented, “Lindsay’s overall financial performance and the recent and expected cash generation of the business have positioned the Company to take another step forward in executing plans for enhancing returns to shareholders. We believe that the capital allocation plan announced today clarifies for shareholders our plans to sustain growth and return excess cash as appropriate.”

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At November 30, 2013 Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.